Exhibit 10.1

MATTHEWS INTERNATIONAL CORPORATION

Amended and Restated 2017 Equity Incentive Plan

Amended Restricted Stock Unit Agreement For Certain Departing SGK Employees

MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation (the “Corporation”), and Gary R. Kohl, an eligible employee of the Corporation or one of its Subsidiaries (the “Awardee”), for good and valuable consideration the receipt and adequacy of which are hereby acknowledged and intending to be legally bound under this Amended Restrictive Agreement (this “Agreement”) and agree as set forth herein. This Agreement shall be effective as of May 1, 2025 (the “Effective Date”), provided that this Amended Agreement is executed by the Awardee and delivered to the Corporation (if the Awardee fails to execute this Agreement in the manner specified by the Committee by May 9, 2025, the Restricted Stock Units (“RSUs”) identified herein will be cancelled, except as otherwise determined by the Corporation in its sole discretion).

WHEREAS, Matthews International Corporation seeks to reward Awardee for faithful and devoted service to the corporation by providing certain guarantees and enhancements to the Restricted Stock Unit Agreement;

THEREFORE, all terms and conditions of the original Restricted Stock Unit Agreement shall remain intact except as provided below:

1.	Termination: Awardee’s employment with Corporation shall be terminated effective on May 1, 2025. (“Termination Date”)

2.

Resignation with Company Consent: Awardee’s termination of employment with Matthews International Corporation shall be considered a voluntary resignation with the consent of the Matthews International Corporation.

3.	Time-Based Restrictions

All time-based restrictions in the original Restricted Stock Unit Agreement shall be accelerated and awarded at the time of the Awardee’s termination date with Matthews International Corporation. The Awardee will receive the shares they are eligible for regardless of their employment status with NewCo.

4.	Stock Price Restricted Share Units

The stock price restricted share award will vest at the Determination Date and shall be determined in the same manner as outlined by the Awardee’s original Restricted Share Unit Agreement; however, as a further incentive, the stock price restrictive shares will be guaranteed to vest at a minimum at the 100 percent stock price target. The stock price restrictive shares are still eligible to vest at the 200 percent target at the determination date if the appropriate threshold is reached. The Awardee will receive the shares they are eligible for regardless of their employment status with NewCo.

5.	Return on Invested Capital Restricted Share Units

The return on invested capital restricted share award will vest at the Determination Date and shall be determined in the same manner as outlined by the Awardee’s original Restricted Share Unit Agreement; however, as a further incentive, the return on invested capital restrictive shares will be guaranteed to vest at a minimum at the 100 percent return on invested capital target. The return on invested capital restrictive shares are still eligible to vest at the 200 percent target at the determination date if the appropriate threshold is reached. The Awardee will receive the shares they are eligible for regardless of their employment status with NewCo.

6.	Earnings per Share

The Earnings per Share restrictive share award shall vest as outlined by the Awardee’s original Restricted Share Unit Agreement; however, as a further incentive, the Earnings Per Share award will be guaranteed to vest at a minimum at the 100 percent target. The Earnings per Share restrictive share units are still eligible to vest at the 200 percent target at the determination date if the appropriate threshold is reached. The Awardee will receive the share they are eligible for regardless of their employment status with NewCo.

Acknowledged:

/s/ Gary R. Kohl